Item 5.    Other Events.

           The following press release was issued today, Friday, November 8, 1996:


               CONSUMERS WATER COMPANY INCREASES
             RESERVES FOR UNRECOVERED ENVIRONMENTAL
                         CLEAN-UP COSTS

                                                  Portland, Maine
                                                  November 8, 1996

     Peter L. Haynes, President of Consumers Water Company, announced that Consumers Ohio Water Company (COWC) today received an adverse judgment entered on Monday, November 4, 1996 by the Lake County, Ohio, Court of Common Pleas in its lawsuit to recover the costs incurred for the cleanup of a 1993 mercury spill. As a result, COWC has increased the reserve previously taken to cover the cleanup costs by $560,000, which is $370,000 or $0.04 per share after-tax.

     Mr. Haynes stated that a contractor released a small amount of mercury while removing instrumentation from one of COWC's water treatment plants during reconstruction. The Company has previously disclosed that the total cost of the remediation was approximately $900,000 and continues to believe that it is not responsible for the spill. COWC attempted to resolve the issue through negotiations with the contractor and its insurance carrier. The negotiations were unsuccessful, and the parties pursued the matter through the legal system. In granting its motion for a directed verdict, and without the jury to which the case was presented being allowed to deliberate, the judge found the contractor not to be liable for any of the cleanup costs. The Company is currently deciding whether to appeal the decision. However, until the appeal, if any, can be heard, the remaining cost of the clean-up, together with legal costs incurred to date, will be added to the reserve and will be shown as a charge against 1996 fourth quarter earnings.

     Consumers Water Company is an investor owned water resource management company whose principal business is the ownership and management of water utilities. Consumers provides water and wastewater services to over 220,000 customers in six states, as well as professional and engineering services to utilities through its subsidiary Consumers
Applied Technologies.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorzied.

                                               CONSUMERS WATER COMPANY
                                                          (Registrant)



11/8/96                                        /s/ Peter L. Haynes
-------------------                            -----------------------
Date                                           Peter L. Haynes
                                               Chief Executive Officer


11/8/96                                        /s/ John F. Isacke
-------------------                            -----------------------
Date                                           John F. Isacke
                                               Chief Financial Officer